CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2021, relating to the financial statements and financial highlights, which appear in AMG Yacktman Global Fund (formerly AMG Yacktman Focused Fund – Security Selection Only) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 26, 2021